UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALTERNET SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0206627
(State of Incorporation)	(I.R.S. Employer ID No.)

Suite 610 – 815 West Hastings Street,
Vancouver, British Columbia V6C 2B4
(Address of principal executive offices)

2007 STOCK RETAINER PLAN
FOR EMPLOYEES
DIRECTORS AND CONSULTANTS

(Full title of the Plan)

Resident Agents of Nevada

(Name and address of agent for service)

711 S. Carson Street, Suite 4
Carson City, Nevada 89701
775-882-4641
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each	Amount to be	Proposed Maximum	Proposed Maximum	Fee
Class of	Registered	Offering price	aggregate offering
Securities			price

Common Stock	10,000,000	$0.10	$1,000,000	$107.00

(1) The Offering Price is used solely for the purposes of estimating the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated pursuant to the Securities Act of 1933 and is the average of the bid and asked price of the Company's common stock as of January 8, 2007. The actual Offering Price per Share is established pursuant to the Retainer Stock Plan for Employees, Directors and Consultants, set forth in Exhibit 99.1 to this Form S-8 and in management and consulting agreements executed in accordance with the Stock Plan.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1: Plan Information

The Company’s Retainer Stock Plan for Employees, Directors and Consultants (the “Plan”) was first adopted by the Company and filed in April of 2003. The Plan was registered by way of an S8 Registration Statement filed with the SEC. The shares available for issuance under this Plan have been issued.

The Company’s board of directors wishes to register a new plan (the “2007 Retainer Stock Plan”), effective February 15, 2007. The number of shares of common stock allotted under the 2007 Retainer Stock Plan from is 10,000,000 (the “2007 Retainer Stock Plan” or the “Plan” from hereonafter).

The 2007 Retainer Stock Plan for Employees, Directors and Consultants allows the grant of up to 10,000,000 shares of Common Stock to qualifying persons at the discretion of the Registrant’s Board of Directors.

The Plan allows for grants over a five year period commencing on February 15, 2007 (the date of the original Plan) and terminating on February 15, 2012.

The Plan allows the Registrant to compensate qualifying persons with equity compensation in addition to or in lieu of cash compensation. The offering price of shares of common stock to each qualifying person will be determined by negotiation with the Registrant with the approval of the Board of Directors. Shares of common stock are to be issued from the Registrant’s treasury in consideration of services rendered and not for cash payment.

Eligibility for the Plan will be limited to persons who are employees or directors of the Registrant or its subsidiary, AI Systems Group, Inc. and to consultants performing work on a contractual basis for the Registrant or its subsidiary, AI Systems Group, Inc. The persons eligible under the Plan need not be natural persons but may be corporate persons providing services to the Registrant.

The Registrant anticipates that shares of common stock issued under the Plan will be, in all cases, issued as part of management agreement, consulting or employment contracts.

Where a qualifying person under the Plan receives shares of common stock under the Plan and that qualifying person is an affiliate or control person of the Registrant, the qualifying person may be subject to resale or volume sales restrictions. In particular, if a control person or director or senior officer of the Registrant acquires shares of common stock under the Plan, they may be subject to the US Securities and Exchange Commission’s “swing profit rules” applying to sales of securities within six months of their acquisition.

The Plan does not permit assignment of rights to receive shares of common stock. The Plan permits qualifying persons to register their shares of common stock only under their own names.

Qualifying persons are advised to seek their own tax advice with respect to the acquisition of shares of common stock under the terms of the Plan. However, as a general statement, issuance of shares of common stock to these qualifying persons will constitute income to those persons under the tax laws of the United States and Canada.

Item 2: Registrant Information and Employee Plan Annual Information

All qualifying persons are referred by the Registrant to the Registrant’s current annual report filed on Form 10KSB on April 4, 2006, as amended January 5, 2007 and January 22 2007 and are further advised to review the Registrant’s filings on the SEC’s EDGAR filing system. It is anticipated that all qualifying persons granted stock under the Plan will be in a unique position to assess the advisability of purchasing securities of the Registrant due to their positions of employment or executive positions with the Registrant.

All qualifying persons will be provided with an annual update as to the status of the Plan, the number of shares of common stock issued under it and other information.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:

Alternet Systems, Inc. hereby incorporates by reference the contents of its latest annual report on Form 10KSB, filed pursuant to Section 13(a) of the Exchange Act, and any subsequent reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

Item 4:

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5: Interests of named Experts and Counsel

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

Item 6: Indemnification of Directors and Officers

The Articles and Bylaws of the Company do not provide for indemnification of the directors and officers of the Company for acts taken in their capacity as directors or officers.

The Articles and Bylaws of the Company do not prohibit arrangement by the Company of indemnification insurance or an agreement by the Company to indemnify directors and officers against loss or damage from such acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any future amendments to the Company's Articles or Bylaws, the Company has been advised that in the opinion of the US Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforcable.

Item 7: Registration from Registration Claimed

Not applicable.

ITEM 8. EXHIBITS

5.1*	Opinion of Law Office of CD Farber Law Corporation as to the legality of the Company's Common Stock being registered.

23.1*	Consent of Dale Matheson Carr-Hilton LaBonte LLP, Chartered Accountants

23.2*	Consent of Law Office of CD Farber Law Corporation (contained in Exhibit 5.1)

99.1*	Alternet Systems, Inc. 2007 Retainer Stock Plan for Employees, Directors and Consultants dated February 15, 2007.

* Filed herewith

Item 9: Undertakings

In accordance with Rule 415 and Item 512 of Regulation S-K, the undersigned company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on February 16, 2007.

ALTERNET SYSTEMS, INC.

By:	/S/ Griffin Jones	By:	/S/ Patrick Fitzsimmons

Date:	February 16, 2007	Date:	February 16, 2007

	Griffin Jones,		Patrick Fitzsimmons,
	Director, Secretary,		Director, President
Treasurer

By:	/S/ Michael Dearden

Date:	February 16, 2007

Michael Dearden,
Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

ALTERNET SYSTEMS, INC.

By:	/S/ Griffin Jones	By:	/S/ Michael Dearden

Date:	February 16, 2007		Date: February 16, 2007

	Griffin Jones,		Michael Dearden,
	Director, Secretary,		Director
Treasurer

By:	/S/ Patrick Fitzsimmons

Date:	February 16, 2007

Patrick Fitzsimmons,
Director, President